Exhibit 10.11
September 6, 2005
Steve McLaughlin
Dear Steve:
On behalf of Activant Solutions Inc., I am pleased to extend an offer to you for the position of Vice President and General Manager, Wholesale Distribution Group, reporting to Pervez Qureshi, Chief Operating Officer. This offer includes the following terms:
•	A base salary of $215,000 annually.

•	Target annual incentive on the Corporate Incentive Bonus Program of $125,000. In addition, we guarantee that you will receive $93,750 of that bonus amount for FY 2006.

•	A Wholesale Distribution performance bonus (for FY 2006 only) with a total target of $45,000 at 110% of plan paid at the end of the fiscal year (based on certain performance metrics that are to be determined.) In addition, we guarantee that you will receive $33,750 of that bonus amount.

•	A one time ‘reporting bonus’ of a gross sum of $30,000 payable immediately upon your acceptance of the job.

•	A grant of 90,000 stock options pursuant to the Company’s 2000 Stock Option Plan (subject to approval of the Board of Directors)

•	Severance protection as follows: If Activant terminates your employment other than for cause (as defined in the Plan), you will receive thirty nine (39) weeks of separation pay at the rate of your base salary plus target Corporate Incentive Bonus as well as cobra costs for the severance period provided you agree to the terms of the relevant severance policy, including but not limited to, execution of a standard general release.

•	Effective October 1, 2005
This job requires you to relocate to a location that is proximal to the Yardley, PA office by December 31, 2005. To assist you with the costs of this move, Activant is offering you the choice between two options:
1)	Based on your expressed desire to have flexibility on retaining your current property in Denver, Activant will provide you with a gross sum of $100,000 to assist with your relocation in lieu of reimbursing any specific relocation costs.

2)	If you decide to sell your property in Denver within 90 days of accepting this offer, we will provide reimbursement to you for appropriate move related costs (excluding reimbursement for any points paid on any future mortgage) not to exceed $90,000. Activant will also apply the appropriate gross up to your reimbursed costs in the reimbursement you receive.
This offer is not an employment contract or an offer of employment for a specific term and your employment at Activant is still considered “at-will. This means that either you or Activant may terminate the employment relationship at any time and for any reason not otherwise prohibited by law. This offer supersedes any other representations which may have been made or which may be made to you. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and an authorized representative of Activant.
Sincerely,

● Page 2 Todd Nalodka Vice President, Human Resources	December 17,2007